Exhibit 99.19
EXECUTION COPY
TERMINATION AGREEMENT AND RELEASE
     This TERMINATION AGREEMENT AND RELEASE, dated as of May 11, 2008 (this “Agreement”), is entered into by and among Cloud Holding Company, LLC, a Delaware limited liability company (“Purchaser”), Cloud Acquisition Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Purchaser (“Midco”), MLGPE Fund US Alternative, L.P., a Delaware limited partnership (the “ML Investor”), Lewis W. Dickey, Jr. (“LD”), John W. Dickey, David W. Dickey, Michael W. Dickey and Lewis W. Dickey, Sr. (LD, together with the other named members of the Dickey family, the “Rollover Investors”). Each of the foregoing are collectively referred to herein as the “Parties” and each individually as a “Party”. Capitalized terms used but not defined in this Agreement shall have the respective meanings given to them in the IIA (as defined below).
RECITALS
     A. On July 23, 2007, Midco, Cloud Merger Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Midco (“Acquisition Sub”), and Cumulus Media Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Acquisition Sub would merge with and into the Company, with the Company surviving such merger.
     B. In connection with the Merger Agreement, on July 27, 2007, the Parties entered into an Interim Investors Agreement (the “IIA”) to be effective as of July 23, 2007.
     C. Concurrently herewith, each of Midco, Acquisition Sub and the Company are entering into a Termination Agreement and Release (the “Merger Termination Agreement”), terminating the Merger Agreement.
     D. The Parties desire to terminate the IIA and to be bound by the other provisions set forth below.
AGREEMENT
     Therefore, the parties hereto hereby agree as follows:
     1. Termination of IIA. The Parties agree that, effective immediately upon the effectiveness of the Merger Termination Agreement, the IIA shall be terminated and none of the provisions of the IIA shall be of any further force or effect as of such time, including, without limitation, provisions of the IIA which by their terms would otherwise have survived the termination of the IIA.
     2. Qualifying Transactions.
     (a) Each Rollover Investor agrees that, if at any time following the date hereof, either LD (individually or collectively with other Rollover Investors) or a Rollover Investor Group reasonably anticipates that he or it will pursue, or participate in, any Qualifying

Transaction (as defined below), LD or the Rollover Investor Group, as applicable, shall reasonably promptly (i) notify the ML Investor in writing of such reasonable anticipation and (ii) provide to the ML Investor such information about such Qualifying Transaction as the ML Investor shall reasonably request to evaluate such Qualifying Transaction. As promptly as practicable following receipt of such information (and, in any event, not later than ten days after receipt by the ML Investor of the notice and the information specified in clauses (i) and (ii) of the immediately preceding sentence), the ML Investor shall notify LD or the Rollover Investor Group, as applicable, in writing whether it (or an affiliate of the ML Investor) intends to commence good faith negotiations with LD or the Rollover Investor Group, as applicable, regarding the ML Investor’s (or such affiliate’s) participation in such Qualifying Transaction. Each Rollover Investor agrees that, if so notified by the ML Investor, he will negotiate with the ML Investor (or such affiliate of the ML Investor), and the ML Investor agrees that, if it has so notified LD or the Rollover Investor Group, as applicable, it will negotiate with LD or the Rollover Investor Group, as applicable, in good faith, for a period of up to thirty days from the date that the ML Investor provides notice that it intends to commence such good faith negotiations as provided in the immediately preceding sentence, with a goal towards facilitating the ML Investor’s (or such affiliate’s) participation in such Qualifying Transaction. With respect to each Qualifying Transaction, LD or the Rollover Investor Group, as applicable, shall not, without the ML Investor’s prior written consent, solicit any other party or potential business partner for such Qualifying Transaction unless and until (i) LD or the Rollover Investor Group, as applicable, has complied with all of the provisions of this Section 2(a) or (ii) the ML Investor has elected in writing to forgo its (or such affiliate’s) participation in such Qualifying Transaction. The obligations of the Rollover Investors pursuant to this Section 2(a) shall automatically terminate on the second anniversary of the date hereof but, for the avoidance of doubt, shall apply with respect to each Qualifying Transaction within such period of time.
     (b) For purposes of this Agreement:
     (i) “Qualifying Transaction” shall mean either a Change of Control Transaction or an Alternative Transaction;
     (ii) “Change of Control Transaction” shall mean any transaction or series of related transactions (A) that, if consummated, would result in the equity securities (other than any “stub equity”) of the Company or its successor in such transaction or series of related transactions ceasing to be registered under the Securities Exchange Act of 1934, as amended; (B) in which the Rollover Investors (or their affiliates) would “roll over” no less than 25%, in the aggregate, of the equity securities of the Company that are owned by the Rollover Investors (or their affiliates) immediately prior to such transaction or series of related transactions; and (C) upon the consummation of which, LD or any of the other Rollover Investors remains or becomes the chief executive officer (or holds a position or office with comparable authority) of the Company (or its successor or acquiror in such transaction or series of related transactions); provided that a transaction or series of related transactions in which the Company is acquired, directly or indirectly, by an issuer whose principal class of equity securities is, at the time of such acquisition, registered under the Securities Exchange Act of 1934, as amended, shall not be deemed a Qualifying Transaction.

     (iii) “Alternative Transaction” shall mean any transaction or series of related transactions that requires, or is suitable for, equity financing of at least $25,000,000.00 (in addition to any equity financing contemplated to be provided by LD and the Rollover Investors) and involves the acquisition of (i) radio assets or (ii) equity interests in an entity owning, or affiliated with an entity owning, radio assets;
     (iv) “Rollover Investor Group” shall mean a group of at least three Rollover Investors that does not include LD.
     3. Mutual Release; Covenant Not to Sue.
     (a) Each Party, for and on behalf of itself and its Related Parties, does hereby unequivocally release and discharge, and hold harmless, each other Party and any of their respective former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, shareholders, employees, subsidiaries, financing sources, affiliates (including, without limitation, controlling persons), employees of affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity (the “Related Parties”), from any and all past, present, direct, indirect, and derivative liabilities, actions, causes of action, cases, claims, suits, debts, dues, sums of money, attorney’s fees, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, damages, judgments, remedies, extents, executions, demands, liens and damages of every kind and nature, in law, equity or otherwise, asserted or that could have been asserted, under federal or state statute, or common law, known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement (collectively, “Actions”), that in any way arises from or out of, are based upon, or are in connection with or relate to (i) Merger Agreement, the IIA, the Merger Termination Agreement, this Agreement and the other agreements and documents contemplated hereby or thereby (collectively, the “Transaction Documents”), (ii) any breach, non-performance, action or failure to act under the Transaction Documents and (iii) the proposed Merger, including the events leading to the abandonment of the Merger and the termination of the Merger Agreement, the IIA or any other agreements or document contemplated thereby (collectively, the “Released Claims”); provided, however, that no Party shall be released from any breach, non-performance, action or failure to act under this Agreement.
     (b) It is understood and agreed that, except as provided in the proviso to Section 3(a), the preceding paragraph is a full and final release covering all known as well as unknown or unanticipated debts, claims or damages of the Parties and their Related Parties relating to or arising out of the Transaction Documents. Therefore, each of the Parties expressly waives any rights it may have under any statute or common law principle under which a general release does not extend to claims which such Party does not know or suspect to exist in its favor at the time of executing the release, which if known by such Party must have affected such Party’s settlement with the other. In connection with such waiver and relinquishment, the Parties acknowledge that they or their attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Claims, but that it is their intention hereby fully, finally and forever to settle and release all of the Released

Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete mutual releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact.
     (c) Except as provided in the proviso to Section 3(a), each Party, on behalf of itself and its Related Parties, hereby covenants to each other Party and their respective Related Parties not to, with respect to any Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Related Parties or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any other Party and/or its Related Parties relating to any Released Claim. The covenants contained in this Section 3 shall survive this Agreement indefinitely regardless of any statute of limitations.
     4. Publicity and Disclosure. Any general notices, releases, statements or communications by either Party to the general public or the press relating to the Transaction Documents, the participation or involvement of the Parties in the transactions contemplated by the Transaction Documents or the reasons for or any of the events or circumstances surrounding the termination of the transactions contemplated by the Merger Agreement or the IIA shall be made only at such times and in such manner as may be mutually agreed upon by the Parties, except as otherwise required by law (and in such case only after a reasonable attempt has been made to consult with the other Parties to this Agreement). Notwithstanding the foregoing, each of the Parties may disclose or respond to inquiries regarding the termination of the Transaction Documents in a manner that is fully consistent with, and does not go beyond the scope of, the content of the press release attached as Exhibit B to the Merger Termination Agreement. The Parties further agree to file with the Securities and Exchange Commission the applicable Schedules 13-D/A, each in form approved by the Parties, as promptly as practicable following the effectiveness of the Merger Termination Agreement.
     5. Non-Disparagement. Except as required by applicable law or the rules or regulations of any governmental authority or by the order of any court of competent jurisdiction, each Party agrees that such Party shall not, directly or indirectly (through such Party’s Related Parties or otherwise), make, publish or cause to be made or published any statement or remark concerning the subject matter the Transaction Documents, the participation or involvement of the Parties in the transactions contemplated by the Transaction Documents or the reasons for or any of the events or circumstances surrounding the termination of the transactions contemplated by the Merger Agreement or the IIA that could reasonably be understood as disparaging the business or conduct of the other Parties or their respective Related Parties or as intended to harm the business or reputation of the other Parties or their respective Related Parties.
     6. Confidentiality. Subject to Section 4, the Parties agree that, for a period of three years after the date hereof, such Parties shall not, at any time disclose or permit the disclosure by it or its affiliates of, any information (written or oral and regardless of when furnished to or received by such Party) relating to any of the other Parties, the Transaction Documents, the participation or involvement of the Parties in the transactions contemplated by the Transaction Documents or the reasons for or any of the events or circumstances surrounding the termination of the transactions contemplated by the Merger Agreement or the IIA (the “Relevant Information”); provided, however, that the restriction contained in this Section 6 shall not apply to (a) any information in the public domain other than by reason of unauthorized disclosure by the party hereto agreeing to maintain such information in confidence, (b) any information that was received on a non-confidential basis from any third-party source, provided that such source is not known to the disclosing Party to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information or (c) any information that has been independently acquired or developed by the applicable Party without use of or reference to any confidential information. Notwithstanding the foregoing, each Party may disclose Relevant Information (i) if authorized to do so by the other Parties, (ii) if authorized or required to do so pursuant to applicable law, by a court of competent jurisdiction or by another governmental authority and (iii) to its affiliates, stockholders, partners, members, directors, officers, employees, agents or advisers (collectively, “Representatives”) who needed or need to know such Relevant Information in connection with the involvement of the disclosing Party in the transactions contemplated by the Transaction Documents or their termination; provided that the disclosing Party shall be responsible for any actions taken by its Representatives that would be deemed a breach of this Agreement if the disclosing Party had taken such actions.
     7. Representations of the Parties. Each Party, on behalf of itself and its Related Parties, represents and warrants to the other Parties as follows:
     (a) This Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     (b) The execution and delivery of this Agreement by such Party do not, and the performance by such Party of the transactions contemplated by this Agreement do not: (i)  conflict with, or result in a violation or breach of, any provision of its charter or bylaws or equivalent organizational documents (to the extent such Party is not an individual), (ii) conflict with, or result in any violation or breach of, or constitute (with our without notice of lapse of time, or both) a default under or require a consent or waiver under, any of the terms, conditions or provisions of any contractual restriction binding on such Party or affecting such Party or any of their assets; or (iii) conflict with or violate any order or judgment of any court or other agency of government applicable to such Party or any of its assets.
     8. Dissolution of Acquisition Vehicles. The Parties agree that the ML Investor shall cause Purchaser, Midco and Acquisition Sub to each be dissolved as promptly as practicable following the effectiveness of the Merger Termination Agreement, and the Parties covenant and agree to provide the requisite authorizations, and to take any other actions reasonably required, in furtherance of such dissolution.
     9. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
(a) if to Purchaser or Midco, to:
Cloud Acquisition Corporation
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
Telecopy: (404) 443-0742
Attention: Lewis W. Dickey, Jr.
with copies (which shall not constitute notice) to:
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309
Telecopy: (404) 581-8330
Attention: John E. Zamer, Esq.
                 David Phillips, Esq.
and
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Telecopy: (212) 909-6836
Attention: Franci J. Blassberg, Esq.
                 Stephen R. Hertz, Esq.
(b) if to the ML Investor, to:
MLGPE Fund US Alternative, L.P.
c/o Merrill Lynch Global Private Equity, Inc.
4 World Financial Center
250 Vesey Street
New York, NY 10080
Telecopy: (212) 449-7902
                  (212) 449-1119
Attention: Frank J. Marinaro, Esq.
                 Robert F. End

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Telecopy: (212) 909-6836
Attention: Franci J. Blassberg, Esq.
                 Stephen R. Hertz, Esq.
(c) if to any Rollover Investor to
Mr. Lewis W. Dickey, Jr.
c/o 3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
with a copy (which shall not constitute notice) to:
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309
Telecopy: (404) 581-8330
Attention: John E. Zamer, Esq.
                 David Phillips, Esq.
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated and confirmed, personally delivered or mailed.
     10. Waiver. Except for the provisions of Section 3, any term of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be a waiver of any other term or condition nor construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by any laws or otherwise afforded, shall be cumulative and not alternative.
     11. Amendment. Any amendments to this Agreement shall be in writing and shall require the consent of the ML Investor and the Rollover Investors.

     12. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
     13. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction). In addition, each party (i) irrevocably and unconditionally consents to submit itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat personal jurisdiction by motion or other request for leave from such court for any reason other than the failure to serve in accordance with the provisions of this Agreement, (iii) waives any claim of improper venue or any claim that the United States District Court for the Southern District of New York or any courts of the State of New York located in such district is an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, and (iv) agrees that it shall not bring any action relating to this Agreement in any court other than the above named courts.
     14. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     15. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so shall be void, except for (i) assignments and transfers by operation of any laws and (ii) assignments of this Agreement or any of its rights hereunder by the ML Investor to Merrill Lynch Global Private Equity, Inc. or an affiliate of Merrill Lynch Global Private Equity, Inc. (which shall not require such prior written consent). Subject to the foregoing and Section 16 hereof, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.
     16. Third Party Beneficiaries. Each Party acknowledges and agrees that each Party’s Related Parties are express third party beneficiaries of the releases of such Related Parties and covenants not to sue such Related Parties contained in Section 3 of this Agreement and are entitled to enforce rights under such section to the same extent that such Related Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement.
     17. Other Agreements. This Agreement, together with that certain letter agreement of even date herewith among certain of the parties hereto, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the Parties or any of their affiliates with respect to the subject matter contained herein except for the certain letter agreement of even date herewith terminating the Debt Financing Commitments and the Merger Termination Agreement, each of which shall continue in full force and effect in accordance with their terms.
     18. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     19. Injunctive Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached and that money damages would not be an adequate remedy for any breach of this Agreement. It is accordingly agreed that in any proceeding seeking specific performance each of the Parties shall waive the defense of adequacy of a remedy at law. Each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[signature pages follow]

     IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

CLOUD HOLDING COMPANY, LLC
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	President

CLOUD ACQUISITION CORPORATION
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	President

MLGPE FUND US ALTERNATIVE, L.P.
By:	MLGPE Delaware LLC, its General Partner

By:	/s/ Robert F. End
	Name:	Robert F. End
	Title:	Managing Member

/s/ Lewis W. Dickey, Jr.
Lewis W. Dickey, Jr.

/s/ John W. Dickey
John W. Dickey

/s/ David W. Dickey
David W. Dickey

/s/ Michael W. Dickey
Michael W. Dickey

/s/ Lewis W. Dickey, Sr.
Lewis W. Dickey, Sr.

10